EXHIBIT 10.01

ITT CORPORATION 2011 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of the 25th day of February 2015, by and between ITT Corporation (the “Company”) and _______________ (the “Participant”),
WITNESSETH:
WHEREAS, the Participant is now employed by the Company or an Affiliate of the Company, and in recognition of the Participant's valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Participant to receive a performance-based long-term incentive award, pursuant to the provisions of the ITT Corporation 2011 Omnibus Incentive Plan, as approved by the Board of Directors on February 23, 2011 and effective May 11, 2011 (the “Plan”).
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, which is incorporated herein as part of this Agreement and which provides definitions for capitalized terms not otherwise defined herein, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Award and Performance Period. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant this performance unit award (the “Award”). A performance unit corresponds to the right to receive one Share, subject to the terms of the Award. The target number of performance units subject to this Award is _______________ (the “Target Units”). The actual number of performance units that will be settled under this Award will depend upon the achievement of the threshold performance goal described in Section 2 of this Agreement during the Performance Period, which for this Award commences January 1, 2015 and ends December 31, 2017.

2.	Terms and Conditions. It is understood and agreed that this Award is subject to the following terms and conditions:

(a)
Threshold Condition to Payout of Awards. Payment under this Award shall not be due and payable to the Grantee unless the Company earns a level of “Adjusted EBITDA” (as defined below) in any rolling consecutive four calendar quarter period during the Performance Period that exceeds $190 million (the “Threshold”). For purposes of this Agreement, “Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to exclude the impact of (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. If the Threshold is achieved, then the number of performance units due and payable to the Participant hereunder shall be a number equal to the number of Target Units set forth above multiplied by two. In the event of an Acceleration Event that constitutes a change of ownership or control (as determined under Section 162(m) of the Code) and that occurs during the Performance Period, the Threshold shall be deemed to have been satisfied. Notwithstanding the foregoing, the Committee reserves the right, in the exercise of its total discretion, to reduce the number of performance units that shall be due and payable to the Participant hereunder.

(b)
Additional Factors. For guidance to the Committee in determining the level of the Award that may be paid hereunder, the Committee will take into account the “Performance Unit Award Payout” and other terms and conditions set forth below, but the Committee is not obligated to apply these factors in determining the actual amount of Awards payable. The “Performance Unit Award Payout” shall be the sum of the TSR Unit Payout and the ROIC Unit Payout, each as described below.

(i)
TSR Unit Payout. 50% of the Target Units shall be “TSR Target Units.” The performance units calculated with respect to the TSR Target Units shall be determined in accordance with the following formula:

TSR Unit Payout = Payout Factor X TSR Target Units
The “Payout Factor” is based on the Company’s Total Shareholder Return (defined and measured as described below, the “TSR”) for the Performance Period relative to the TSR for each company in the S&P 400 Capital Goods Index (“Peer Group”), determined in accordance with the following table:

If Company’s TSR rank against the S&P 400 Capital Goods Index is	TSR Payout Factor (% of TSR Target Units)
less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at the 80th percentile or more	200%
The Payout Factor is interpolated for actual results between the 35th percentile and the 80th percentile shown above.
The term “Total Shareholder Return” for a particular Performance Period means the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and the common stock of each company in the Peer Group for such Performance Period. Total Shareholder Return includes the sum of two components:
•The cumulative percentage change in the common stock price from the beginning of the Performance Period to the end of the Performance Period measured as the change between the average closing price of such common stock for the trading days occurring in the month ending December 31, 2014 and the month ending December 31, 2016; and
•All dividends paid and any other extraordinary shareholder actions paid with respect to a share of common stock during such Performance Period are accumulated with assumed reinvestment in the common stock of the Company and divided by the average closing prices for the trading days occurring in the month ending December 31, 2014.

(ii)
ROIC Unit Payout. 50% of the Target Units shall be “ROIC Target Units.” The performance units calculated with respect to the ROIC Target Units shall be determined in accordance with the following formula:

ROIC Unit Payout = Payout Factor X ROIC Target Units
The “Payout Factor” is based on the Return on Invested Capital (“ROIC”) achieved during the final year of the Performance Period. ROIC refers to a percentage calculated by dividing (A) income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest expense, and amortization expense from intangible assets by (B) average total assets of continuing operations, less asbestos-related assets (including deferred tax assets on asbestos-related matters) and non-interest bearing current liabilities for the five preceding quarterly periods, adjusted to exclude the after-tax impact from special items. Special items represent significant charges or credits that impact results, but may not be related to the Company’s ongoing operations and performance. The “Payout Factor” is determined in accordance with the following table:

Return on Invested Capital	ROIC Payout Factor (% of ROIC Target Units)
X%	50%
X%	100%
X%	200%
The Payout Factor is interpolated between the actual ROIC results.

(c)
Form and Timing of Payment of Award. Payment with respect to an earned Performance Unit Award shall be made (i) as soon as practicable (but not later than March 15th) in the calendar year following the close of the Performance Period, and (ii) in Shares in an amount equal to the Performance Unit Award Payout, as determined under this Section 2, in each case subject to subsections 2(e) and 2(f).

(d)	Effect of Termination of Employment. Except as otherwise provided below (each provision of which is subject to the attainment of the Threshold and the Committee’s discretion), if the Participant’s employment with the Company or an Affiliate of the Company is terminated for any reason prior to the end of the Performance Period, any Award subject to this Agreement shall be immediately forfeited.

(i)
Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), the Award shall vest and will be payable at the time and in the form as provided in subsection 2(c) above and shall be based on the performance criteria set forth in subsection 2(b) above as measured for the entire Performance Period.

(ii)
Termination due to Early Retirement. If the Participant’s termination of employment is due to Early Retirement (as defined below), then a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(c) above. The prorated portion of the Award that vests due to termination of the Participant's employment due to Early Retirement shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(b) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.

(iii)
Termination by the Company for Other than Cause. If the Participant’s employment is terminated by the Company (or an Affiliate of the Company, as the case may be) for other than Cause, a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(c) above. The prorated portion of the Award that vests due to termination of the Participant's employment by the Company for other than cause shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(b) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period. The term “Cause” shall means “cause” as defined in any employment agreement then in effect between the Participant and the Company, or if not defined therein, or if there is no such agreement, the Participant’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Participant’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Participant’s supervisor, as determined by the Company or an affiliate; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; (g) the Participant’s violation of any of the applicable provisions of subsection 2(i) of this Agreement; or (h) material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an affiliate. The determination of the existence of Cause shall be made by the Company in good faith, and such determination shall be conclusive for purposes of this Agreement.

(iv)	Termination Due to Normal Retirement.

(A)
After First 12 Months. If the Participant’s separation from service is due to Normal Retirement (as defined below), and the separation from service occurs at least twelve (12) months after the first day of the Performance Period, the Award shall vest and will be payable in the amount determined pursuant to subsection 2(b) at the time and in the form as provided in subsection 2(c) above.

(B)
Within First 12 Months. If the Participant’s separation from service is due to Normal Retirement, and the separation from service occurs within the first twelve (12) months of the Performance Period, then a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(c) above. The prorated portion of the Award that vests in accordance with the previous sentence shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(b) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 12. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.

(v)
Early and Normal Retirement. For purposes of this Agreement, the term “Early Retirement” shall mean any termination of the Participant’s employment (other than a Normal Retirement) after the date the Participant attains age 55 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan for Salaried Employees). The term “Normal Retirement” shall mean any termination of the Participant’s employment after (A) the date the Participant attains age 62 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan for Salaried Employees) or, if earlier, (B) the date the Participant attains age 65.

(vi)
Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(e)	Involuntary Termination of Employment Without Cause or Termination With Good Reason After an Acceleration Event.

(i)
Vesting. Notwithstanding anything in the Plan to the contrary other than subsection 2(f)(i) (but subject to attainment of the Threshold to the extent required as described above and the Committee’s discretion), if, during the Performance Period, the Participant’s employment is terminated on or within two (2) years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause, as defined herein, and not because of the Participant’s Early or Normal Retirement, Disability, or death, or (B) by the Participant because of Good Reason, then the Award shall become fully vested and valued as provided below in this subsection 2(e) and shall be paid at the time specified in subsection 2(c).

(ii)
Payment Amount. Notwithstanding any provisions of this Agreement to the contrary, the value of the Performance Unit Award Payout payable under this subsection 2(e) shall be equal to the greater of (A) the “most recent share price” multiplied by the sum of (I) 50% of the Target Units multiplied by the TSR Payout Factor for the “most recent performance period” and (II) 50% of the Target Units multiplied by the ROIC Payout Factor for the “most recent performance period” or (B) the “most recent share price” multiplied by the Target Units. For this purpose, “most recent share price” means the market price of a Share on the date of the Acceleration Event, and “most recent performance period” means the performance period with respect to a similar performance-based award of the Company that most recently ended before the termination of employment.

(iii)
Good Reason. For this purpose, the term “Good Reason” shall mean (A) without the Participant’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Participant, (I) a reduction in the Participant’s annual base compensation (whether or not deferred), (II) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (III) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (B) without the Participant’s express written consent, the Company’s requiring the Participant’s primary work location to be other than within twenty-five (25) miles of the location where the Participant was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.

(f)	Other Payments After an Acceleration Event.

(i)
Going Private Transaction. If an Acceleration Event occurs that constitutes a change in control under Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”) and, immediately following the Acceleration Event the common stock of the Company (or, if applicable, its successor) is not publicly traded, the Award shall immediately become 100% vested as of the date of the Acceleration Event and be settled in cash on such date in the amount described in clause (iii) below.

(ii)
Other Acceleration Event. If clause (i) above does not apply and a Performance Period ends after the occurrence of an Acceleration Event, then, notwithstanding any provisions of this Agreement to the contrary (except as provided in subsection 2(e), and subject to attainment of the Threshold to the extent required as described above and the Committee’s discretion), the Award shall be settled at the time provided in subsection 2(c) in the amount determined under clause (iii) below.

(iii)
Amount. In the event of a payment under clause (i) or clause (ii), above, the value of the Performance Unit Award Payout payable at a time otherwise provided herein shall be equal to shall be equal to the greater of (A) the “most recent share price” multiplied by the sum of (I) 50% of the Target Units multiplied by the TSR Payout Factor for the “most recent performance period” and (II) 50% of the Target Units multiplied by the ROIC Payout Factor for the “most recent performance period” or (B) the “most recent share price” multiplied by the Target Units. For this purpose, “most recent share price” means the market price of a Share on the date of the Acceleration Event, and “most recent performance period” means the performance period with respect to a similar performance-based award of the Company that most recently ended before the Acceleration Event.

(g)
Tax Withholding. Payments with respect to Awards under the Plan shall be subject to applicable tax withholding obligations as described in Article 15 of the Plan, or, if the Plan is amended, successor provisions.

(h)
No Shareholder Rights. The Participant shall not be entitled to any rights or privileges of ownership of Shares with respect to this Award unless and until a Share is actually delivered to the Participant in settlement of this Award pursuant to this Agreement.

(i)
Participant Bound by Plan and Rules. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the settlement of the Award subject to this Agreement. The Committee shall be authorized to make all necessary interpretations concerning the provisions of this Agreement and the proper application of those provisions to particular fact patterns, including but not limited to the basis for the Participant’s termination of employment, and any such interpretation shall be final.

(j)	Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the Company entering into this Agreement with the Participant, the Participant agrees as follows:

(i)
During Participant’s employment with the Company (which, for purposes of this subsection (j) includes its affiliates), Participant will not, directly or indirectly, except for on behalf of the Company or except with the prior written approval of ITT Corporation (“ITT”), either as an employee, employer, consultant, agent, principal, partner, stockholder, member, corporate officer, director or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the Company’s business or products, or to its actual or demonstrably anticipated research or development, nor will Participant engage in any other activities that conflict with Participant’s employment obligations to the Company, where such activities (other employment, occupations, consulting, business activities, commitments, anticipated research or development, or conflicts) violate ITT’s Code of Conduct. Activities and commitments as used herein do not include passive investments in stocks or other financial instruments.

(ii)
For a period of twelve (12) months following the termination of Participant’s employment with the Company for any reason, Participant agrees that Participant will not, directly or indirectly, except with the Company’s prior written approval, voluntarily or involuntarily, either as an employee, employer, consultant, agent, principal, partner, stockholder, member, corporate officer, director or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the Company’s business or products, or to its actual or demonstrably anticipated research or development. For the purposes of this subparagraph, “competitive activity” shall mean perform services for, have an interest in, be employed by, or do business with (including as a consultant), any person, firm, or corporation engaged in the same or a similar business as the Company’s within the geographic territories in which the Company has transacted business for the twelve (12) months prior to Participant’s termination of employment. Participant further agrees that Participant will not engage in any actions to divert or take away any customer or supplier of the Company, seek to reduce the amount of business performed or engaged in by the Company with any customer or supplier, or provide services to, or assist in any manner any competitor, or otherwise compete with the Company in the development, manufacture, sale or licensing of any products or services competitive with the products or services developed or marketed by the Company.

(iii)
Throughout his or her term of employment with the Company and for a period of twelve (12) months following the Participant’s termination of employment with the Company for any reason, the Participant shall not, directly or indirectly, divert or attempt to divert or assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom the Participant has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding the Participant’s date of termination with the Company.

(iv)
For a period of twelve (12) months following Participant’s termination of employment with the Company for any reason, the Participant shall not, directly or indirectly, solicit, induce, attempt to induce or assist others in attempting to induce any employee of the Company with whom the Participant has worked or had material contact with, during the twelve (12) month period immediately preceding the termination of the Participant’s employment, to leave the employment of the Company or a subsidiary of the Company or to accept employment or affiliation with (including as a consultant) any other company or firm of which the Participant becomes an employee, owner, partner or consultant.

(v)
The Participant agrees that throughout Participant’s term of employment with the Company and for a period of twelve (12) months following the termination of Participant’s employment for any reason, Participant will not make any statements, orally or in writing, cause to be published, or in any way disseminate any information concerning the Company or any subsidiaries of the Company concerning the Company’s business, business operations or business practices that in any way, in form or substance, harms, disparages or otherwise casts an unfavorable light upon the Company or any subsidiaries of the Company or upon any of their reputations or standing in the business community or the community as a whole.

(vi)
If the Participant violates the terms of this subsection (j), then, in addition to any other remedy the Company might have, no amount shall be due to the Participant under this Agreement and the Participant shall be required to repay to the Company all amounts and Shares paid under this Agreement (or proceeds from Shares, if applicable).

(k)
Governing Law. This Agreement is issued in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(l)
Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(m)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant’s separation from service, then, to the extent required under Section 409A, any portion of this Award that would otherwise be distributed upon the Participant’s termination of employment, shall instead be distributed on the earlier of (x) the first business day of the seventh month following the date of the Participant’s termination of employment or (y) the Participant’s death.

(ii)
It is intended that this Agreement shall comply with the provisions of Section 409A, or an exception to Section 409A, to the extent applicable, so as not to subject the Participant to the payment of interest and taxes under Section 409A. Further, any reference to termination of employment, Early Retirement, Normal Retirement, separation from service, or similar terms under this Agreement shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.

(n)	Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, and the term “Company” shall include any successor.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer, President or a Vice President, as of the 25th day of February 2015.

Agreed to:                            ITT Corporation

_____________________________
Participant

Dated: _________________                    Dated: February 25, 2015